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            Donaldson, Lufkin and Jenrette Securities Corporation
             600 California Street, San Francisco, CA 94108-2704
                              (415) 249-2100


                                                                      EXHIBIT 4


                                       October 25, 1994


PRIVATE AND CONFIDENTIAL
________________________


Andros Incorporated
2332 Fourth Street
Berkeley, California 94710

Attention:  Eugene Kleiner
            Chairman of the Board of Directors

Gentlemen:

     This letter agreement (the "Agreement") confirms our understanding that Andros Incorporated (which together with its subsidiaries and affiliates is hereinafter referred to as the "Company") has engaged Donaldson, Lufkin
& Jenrette Securities Corporation ("DLJ") to act as the exclusive financial advisor to the Company and the Special Committee of the Company's Board of Directors (the "Committee") for a period of 12 months, commencing upon your acceptance of this Agreement, with respect to the sale, merger, consolidation or any other business combination, in one or a series of transactions, involving all or a substantial amount of the business, securities or assets of the Company (each, a "Transaction").

     As discussed, we propose to undertake certain services on the Committee's behalf including to the extent requested by the Committee: (i) assisting in preparing an offering memorandum describing the Company, its operations, its historical performance and its future prospects; (ii) identifying and contacting selected qualified acquirors; (iii) arranging for potential acquirors to conduct business investigations; and (iv) negotiating the financial aspects of any proposed Transaction under the Committee's guidance (the "Financial Advisory Services"). Also, DLJ will deliver an opinion to the Committee as to the fairness from a financial point of view of the consideration to be received by the Company's stockholders in any proposed Transaction (a "Fairness Opinion").

     As compensation for the Financial Advisory Services to be provided by DLJ hereunder, the Company agrees to pay to DLJ: (a) $100,000, payable promptly upon execution of this Agreement, (b) $300,000 as compensation for the Fairness Opinion, payable at the time DLJ notifies the Committee that it is prepared to deliver the Fairness Opinion and, (c) an amount equal to one precent (1%) of the aggregate amount of consideration received by the Company and/or its shareholders (treating any shares issuable upon exercise of options, warrants, or other rights of conversion as outstanding) plus the face amount of any debt securities assumed (excluding trade debt and any amounts outstanding under the current working capital line) or the liquidation value of any preferred stock redeemed or remaining outstanding in connection with the Transaction, including, in the case of a sale or other disposition by the Company of assets, the net value of any assets not sold by the

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Andros Incorporated                                             October 25, 1994
Page 2

Company (the "Transaction Value"), less the amount paid by the Company pursuant to clauses (a) and (b) of this sentence. The compensation referred to in clause (c) above shall be payable in cash promptly upon consummation of a Transaction. For purposes of this Agreement, a Transaction shall be deemed to have been consummated upon the earliest of any of the following events to occur: (a) the acquisition of a majority of the outstanding common stock of the Company calculated on a fully-diluted basis, (b) a merger or consolidation of the Company with another person, (c) the acquisition by another person of all or a substantial portion of the assets of the Company or, (d) in the case of any other Transaction, the consummation thereof. Upon request by DLJ from time to time, the Company shall reimburse DLJ promptly for all reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by DLJ in connection with its engagement hereunder, whether or not a Transaction is consummated.

     As DLJ will be acting on the Committee's behalf, the Company agrees to the indemnification and other obligations set forth in Schedule I attached hereto, which schedule is an integral part hereof:

     In the event that the consideration received in a Transaction is paid in whole or in part in the form of securities or other assets, the value of such securities or other assets, for purposes of calculating our additional compensation, shall be the fair market value thereof, as the parties hereto shall mutually agree, on the day prior to the consummation of the Transaction; provided, that if such consideration includes securities with an existing public trading market, the value thereof shall be determined by the last sales price for such securities on the last trading day thereof prior to such consummation.

The Company shall make available to DLJ all financial and other information concerning its business and operations which DLJ reasonably requests as well as any other information relating to any Transaction prepared by the Company or any of its other advisors. In performing its services hereunder (including, without limitation, in giving an opinion of the type referred to in the second paragraph hereof), DLJ shall be entitled to rely without investigation upon all information that is available from public sources as well as all other information supplied to it by or on behalf of the Company or its advisors and shall not in any respect be responsible for the accuracy or completeness of, or have any obligation to verify, the same or to conduct any appraisal of assets. To the extent consistent with legal requirements, all information given to DLJ by the Company unless publicly available or otherwise available to DLJ without restriction or breach of any confidentiality agreement, will be held by DLJ in confidence and will not be disclosed to anyone other than DLJ's agents and advisors without the Company's prior approval or used for any purpose other than those referred to in this Agreement.

     Any opinion requested by the Committee and any advice, written or oral, provided by DLJ pursuant to this Agreement will be treated by the Committee and the Company as confidential, will be solely for the information and assistance of the Committee in connection with its consideration of a transaction of the type referred to in the first paragraph of this Agreement and will not be used, circulated, quoted or otherwise referred to for any other purpose, nor will it be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in each case with our prior written consent. We understood that our opinion may be reproduced in full in any proxy statement mailed to shareholders of the Company, and we agree to provide our written consent to such use, provided that we are afforded a reasonable opportunity to review and influence those portions of any such proxy statement that include or refer to our opinion or otherwise refer to DLJ.

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Andros Incorporated                                          October 25, 1994
Page 3

     In order to coordinate our efforts with respect to a possible Transaction, during the period of our engagement hereunder none of the Company, the Committee, nor any representative thereof (other than DLJ) will initiate discussions regarding a Transaction except through DLJ. In the event the Committee or management of the Company receives an inquiry regarding a Transaction, it will promptly advise DLJ of such inquiry in order that we may evaluate such prospective purchaser and its interest and assist the Committee in any resulting negotiations.

     This Agreement may be terminated by either the Company or DLJ upon receipt of written notice to that effect by the other party. Upon any termination or expiration of this Agreement, DLJ will be entitled to prompt payment of all fees accrued prior to such termination or expiration and reimbursement of all out-of-pocket expenses as described above. The indemnity and other provisions contained in Schedule I will also remain operative and in full force and effect regardless of any termination or expiration of this Agreement.

     In addition, if at any time prior to 12 months after the termination or expiration of this Agreement a Transaction is consummated, DLJ will be entitled to payment in full of the compensation described in the third paragraph of this letter.

     It is understood that if the Company completes a transaction in lieu of any Transaction for which DLJ is entitled to compensation pursuant to this Agreement (including, but not limited to, a recapitalization or a partial or complete liquidation), DLJ and the Company will in good faith mutually agree upon acceptable compensation for DLJ taking into account, among other things, the results obtained and the custom and practice of investment bankers acting in similar transactions.

     The Company further agrees that it will not enter into any transaction referred to in either of the two preceding paragraphs unless, prior to or simultaneously with such transaction, adequate provision is made with respect to the payment of compensation to DLJ as contemplated by such paragraphs.

     Please not that DLJ is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and financial advisory services. In the ordinary course of our trading and brokerage activities, DLJ or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or on the accounts of customers, in debt or equity securities of the Company or other entities that may be involved in the Transaction. We recognize our responsibility for compliance with Federal laws in connection with any such activities.

     The Company acknowledges and agrees that DLJ has been retained solely to provide the advice or services set forth in this Agreement. DLJ shall act as an independent contractor, and any duties of DLJ arising out of its engagement hereunder shall be owned solely to the Committee.

     This letter Agreement shall be binding upon and inure to the benefit of the Committee, the Company, DLJ, each Indemnified Person (as defined in
Schedule I hereto) and their respective successors and assigns.

     This letter Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.


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Andros Incorporated                                          October 25, 1994
Page 4


     The Company irrevocably and unconditionally submits to the non-exclusive jurisdiction of any State or Federal court sitting in New York City over any suit, action or proceeding arising out of or relating to this letter (including Schedule I hereto). The Company hereby agrees that service of any process, summons, notice or document by U.S. registered mail addressed to the Company shall be effective service of process for any action, suit or proceeding brought in any such court. The Company irrevocably and unconditionally waives any objection to the laying of venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. The Company agrees that a final judgment in any such suit, action or proceeding brought in any such court shall be conclusive and binding upon the Company and may be enforced in any other courts to whose jurisdiction the Company is or may be subject, by suit upon such judgment.

     If any term, provision, covenant or restriction contained in this Agreement, including Schedule I, is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     After reviewing this Agreement, please confirm that the foregoing is in accordance with your understanding by signing and returning to me the duplicate of this letter attached hereto, whereupon it shall be our binding Agreement.

                                             Very truly yours,


                                             DONALDSON, LUFKIN & JENRETTE
                                               SECURITIES CORPORATION

                                             By: /s/ Ian H. Zwicker
                                                --------------------------


Accepted and agreed to
this 25th  day of October, 1994

By: /s/ Eugene Kleiner
   --------------------------------

   Eugene Kleiner
   Chairman of the Board of
   Andros Incorporated and its
   Special Committee